Exhibit 99.1

Intrepid Completes Purchase of Dinwiddie Jal Ranch

DENVER; May 2, 2019 — Intrepid Potash, Inc. (NYSE:IPI) (“Intrepid”) today announced it completed its acquisition of the Dinwiddie Jal Ranch and related water rights (collectively, the “Dinwiddie Assets”) from the Dinwiddie Cattle Company, LLC.

Intrepid arranged to purchase 100% of the Dinwiddie Assets and will operate the assets as “Intrepid South.”

“The acquisition of the Dinwiddie Assets in the Northern Delaware Basin continues our strategy to develop a more complete water midstream infrastructure system and to provide additional water supply for our current water partners in southeastern New Mexico,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board, President and CEO. “This property has been in the Dinwiddie family for over a century, and we see significant opportunities to enhance and modernize these assets by implementing new technology and best practices from our oilfield solutions segment to increase the profitability of the assets over time. The addition of approximately 60,000 acres of owned and leased land in one of the most productive oil and gas basins in the world is designed to enable us to provide water midstream services over an expanding footprint that already covers a significant portion of Eddy and Lea Counties. The Dinwiddie Assets build upon our revenue diversification strategy and complement our growing oilfield solutions segment.”

•                  Intrepid negotiated a reduction in the amount due at closing to $53 million, of which $3.25 million was placed as a deposit in February 2019. Intrepid has agreed to pay up to an additional $12 million pending the resolution of certain issues identified during the diligence process. The seller has also reserved a 20-year, 10% royalty, proportionally reduced as to Intrepid’s interest, on certain produced water disposal revenue relating to the property and certain other properties located near the property. After the acquisition and with the remaining availability under its credit facility and expected cash generated from operations, Intrepid believes it has sufficient liquidity to pursue additional opportunities across its business segments and continue to meet its debt obligations.

•                  Dinwiddie Assets generated approximately $13 million of revenue in 2018, primarily from water sales.

•                  Dinwiddie Assets offer opportunities to create new and diverse revenue streams, including potential for:

•                  revamping and upgrading the marketing and distribution network for water, including an opportunity to jointly market water with adjacent landowners

•                  participating in the development of a produced water gathering and disposal system

•                  permitting caliche for sale, which is widely used in oil and gas operations in the Permian Basin as a preferred construction material

•                  Intrepid expects to spend up to $5 million in 2019 in opportunity capital related to the Dinwiddie Assets

•                  Acquisition covers a diverse set of assets with expansion opportunities:

•                  Approximately 60,000 acres of owned and leased land in the Northern Delaware Basin

•                  5.8 million barrels per year of permitted water rights with the opportunity to add approximately 13 million additional barrels progressively over the next two years

•                  Improve the management of surface and road-use agreements with oil and gas operators that are generating solid cash flow

•                  Royalty interest in an operating produced water disposal system that is generating a consistent cash flow stream

•                  Oil and gas activity is robust around the property:

•                  Over 600 permits for new horizontal oil and gas wells on or near the property

•                  Eddy and Lea Counties have over 500 drilled-but-uncompleted wells, approximately 100 drilling rigs, and over 4,200 approved permits as of April 2019

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Intrepid’s actual results in future periods to differ materially from anticipated or projected results. Examples of forward-looking statements in this press release include, but are not limited to, the expected profitability of the Dinwiddie Assets, Intrepid’s ability to successfully manage the Dinwiddie Assets, the acquisition of additional assets upon satisfaction of certain conditions, the opportunity to add 13 million barrels of additional water rights and related timing and expected oil and gas drilling activity in the area around the Dinwiddie Assets. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact

Matt Preston, Investor Relations

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com